Exhibit (d)(2)

April 4, 2020

CONFIDENTIAL

Alexion Pharmaceuticals, Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Ladies and Gentlemen:

In connection with the consideration by Alexion Pharmaceuticals, Inc. (together with its subsidiaries, “you”) of a possible transaction (a “Transaction”) involving Portola Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) and you, the Company may furnish to you certain information concerning the Company or its affiliates.  Each of Alexion Pharmaceuticals, Inc. and Portola Pharmaceuticals, Inc. is sometimes referred to herein, individually, as a “party” and, collectively, as the “parties.”  In consideration of the promises stated in this letter agreement, the parties agree as follows:

1.              As a condition to the Company furnishing any information to you and your Representatives, you and your Representatives agree to treat confidentially and not disclose to any person (other than your Representatives as provided herein) any information (whether prepared by a party, its Representatives or otherwise, and whether oral, written or electronic) that the Company and/or its Representatives furnish to you and/or your Representatives, or is otherwise learned by you and/or your Representatives through due diligence investigation and/or discussions with employees or other Representatives of the Company (all such information, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by on or behalf of the Company, or by you or your Representatives or others, to the extent they contain or reflect, or are based on, in whole or in part, any such information, the “Confidential Information”).  For clarity, the term “Confidential Information” shall be deemed to include, without limitation, information concerning clinical trials, drug candidates and intellectual property, data, know-how, formulae, compositions, processes, procedures, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable law.

2.              The term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure, or any other act or omission, by you or your Representatives in each case in violation of the terms hereof, (b) is or becomes available to you on a nonconfidential basis from a source (other than the Company or its Representatives) which, to your knowledge, is not prohibited from disclosing such information on such basis to you by a legal, contractual, or fiduciary obligation, or (c) is independently developed by you or your Representatives without reference to, reliance on or use of the Confidential Information.

3.              You and your Representatives (a) shall not (except as required by Law but only after compliance with section 6 below or with the Company’s prior written consent) disclose any Confidential Information in any manner whatsoever, and (b) shall not use any Confidential Information other than in connection with evaluating, negotiating, proposing or consummating a Transaction; provided, however, you may, subject to the limitations set forth in this section 3, disclose the Confidential Information to your Representatives who (x) need to know the Confidential Information for the purpose of evaluating, negotiating, proposing or consummating a Transaction, (y) are informed by you of the confidential nature of the Confidential Information and (z) are obligated to maintain the confidentiality of the Confidential Information and act in accordance with the terms of this letter agreement applicable to your Representatives.  You will be responsible for any breach by your Representatives of the provisions this letter agreement applicable to your Representatives.

4.              You understand that some Confidential Information may be deemed competitively sensitive and may be designated for review solely by your outside advisors or by a limited number or category of your employees designated between us in writing, and you and your Representatives agree to abide by such designation.

5.              In addition, without the prior written consent of the Company, you and your Representatives agree to treat confidentially and will not disclose to any person (except as required by Law but only after compliance with section 6 below): (a) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction; (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either party’s consideration of a Transaction; (c) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party; or (d) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives ((a) through (d) collectively, the “Transaction Information”).  The Company and its Representatives also agree not to disclose Transaction Information to any person (other than its Representatives), except as required by Law but only after compliance with section 6 below or with your prior written consent.

6.              In the event that either party or its respective Representatives are required to disclose all or any part of the information contained in the Confidential Information and/or Transaction Information (or to make any disclosure otherwise prohibited hereby) to comply with applicable law, regulation, governmental proceeding, stock exchange rules or the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction (collectively, “Law”), such party and its Representatives agree to, to the extent that such notification does not interfere with or otherwise impair your ability to comply with applicable Law, promptly notify the other party of the existence, terms and circumstances surrounding such a request or requirement so that it may seek an appropriate protective order and/or waive such party’s compliance with the provisions of this letter agreement (and, if the other party seeks such an order, to provide such cooperation as the other party shall reasonably request, at the other party’s sole cost and expense).  In any such case, such party and its Representatives agree to cooperate with the other party and use commercially reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the disclosure of such information is required upon the advice of such party’s or its Representatives’ legal counsel, as applicable, such party and its Representatives will exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information, and such party and its Representatives shall then disclose only that portion of the Confidential Information or Transaction Information that is legally required to be disclosed.  Notwithstanding the foregoing, from and after the time the Standstill Provisions (as defined below) terminate or cease to be applicable to you, neither party will be required to notify, consult or cooperate with the other party in connection with any requirement under any Law to disclose any Transaction Information (but shall still be required to disclose only that portion of the

Transaction Information that is, upon advice of such party’s legal counsel, legally required to be disclosed), if such requirement arises out of or results from you taking any of the actions described in the Standstill Provisions that you are permitted to take by virtue of the Standstill Provisions ceasing to be applicable to you.

7.              The parties hereby acknowledge that they are aware, and that they will advise their respective Representatives who are informed or, to their knowledge, become aware of the matters that are the subject of this letter agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.              You understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information.  Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as, and if it is executed and delivered, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect.

9.              You also agree that neither the Company nor its Representatives shall have any liability to you or your Representatives or equityholders on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such other persons, with respect to or arising out of: (a) a Transaction, as a result of this letter agreement or any other written or oral expression with respect to a Transaction; (b) the participation of such party and its Representatives in evaluating a possible Transaction; (c) the review of or use or content of the Confidential Information or any errors therein or omissions therefrom; or (d) any action taken or any inaction occurring in reliance on the Confidential Information, in each case, except as may be included in any definitive agreement with respect to any Transaction.

10.       At any time upon the request of the Company or any of its Representatives, you and your Representatives shall promptly, at your election, either (a) redeliver to the Company all Confidential Information or (b) destroy all such Confidential Information then in your or your Representatives’ possession, including, without limitation, all written or electronic data developed or derived from the Confidential Information.  All redelivery or destruction pursuant to this section 10 shall be confirmed in writing to the Company (which may be via email).  The obligation to return or destroy Confidential Information shall not cover (i) one copy of the Confidential Information maintained in a secure location pursuant to your bona fide record keeping policies (provided, that any information retained pursuant to this subclause (i) may not be accessed or retrieved by any person except by your legal or compliance personnel and, in such case, only to the extent necessary for a bona fide legal or compliance purpose) or (ii) information that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices; provided, that, such materials referenced in this sentence shall remain subject to the confidentiality obligations of this letter agreement applicable to Confidential Information.  The return or destruction of Confidential Information notwithstanding, you and your Representatives shall continue to be bound by the obligations hereunder for the term hereof.

11.       You agree that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates will be under any legal or other obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement.  No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto.  The parties hereby acknowledge and agree that (a) neither party shall have any obligation to authorize or pursue any Transaction, (b) neither party has, as of the date hereof, authorized or made any decision to pursue or engage in any such Transaction and (c) each party reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case at any time and for any reason.  For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.  This letter agreement does not constitute or create any obligation of the Company to provide any Confidential Information or other information to you, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available.  Except as set forth in section 16, under no circumstances is the Company obligated to disclose or make available any information, including any Confidential Information that the Company in its sole discretion determines not to disclose.

12.       It is understood and agreed that the Company will arrange for appropriate contacts for due diligence and other purposes.  Accordingly, during such time as the Standstill Provisions (as defined below) are applicable to you, neither you nor any of your Representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information (b) requests for meetings with management in connection with a Transaction or (c) other communication relating to the Company (other than in the ordinary course of business) or a Transaction, in each case with any person, except for those Representatives of the Company identified to you in writing (including email) for such purposes.

13.       You also agree that, for a period of six months from the date of this letter agreement, you and your Representatives (acting at your direction or on your behalf) shall not, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of the Company, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company, in each case, without the Company’s prior written consent (other than (x) solicitation through, or hiring that results from, general advertising or other general solicitation not targeted to the employees of the Company, (y) solicitation with respect to, or hiring, any person whose employment with the Company has ceased for a period of at least three months or (z) hiring any person that independently approaches you without any direct or indirect solicitation on your part).

14.       You agree that, from the date of this letter agreement until August 6, 2020, unless specifically invited in writing by the Company, neither you nor your Representatives (acting on your behalf or direction) will in any manner, directly or indirectly: (1) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any indebtedness of the Company or any assets or businesses constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (b) any tender offer or exchange offer, merger or other business combination involving the Company or any of its assets, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or consents to vote any securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s shareholders; (2) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company; (3) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (4) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that would reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or would cause or require you or the Company to disclose or make a public announcement regarding, any Transaction Information or all or any part of the information contained in the Confidential Information or any matter of the types set forth in this section 14; or (6) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing; or (7) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this section 14 (including this sentence) (collectively, the “Standstill Provisions”); provided, however, the Standstill Provisions shall terminate and you shall cease to be bound by the Standstill Provisions at such time as: (i) the public announcement of the Company’s entry into, or the Company’s entry into, a definitive agreement with any third party with respect to, (x) the acquisition by any person or group (whether by merger, consolidation, sale of assets or securities or otherwise) of more than 40% of the common stock of the Company or all or a substantial portion of the assets of the Company or (y) any merger, consolidation or other business combination that would result in the Company’s stockholders owning 60% or less of the ultimate parent entity of the combined company; (ii) the public announcement by the Company that it has undertaken a process for the sale of more than 40% of the common stock of the Company or all or a substantial portion of the assets of the Company (whether by merger, consolidation, sale of assets or securities or otherwise); or (iii) any third party commences a tender or exchange offer for not less than 40% of the Company’s common stock and the Company’s board of directors fails to recommend against such offer within ten business days after such commencement.  Subject to the last sentence of section 6, neither you nor your Representatives shall be deemed to be required to disclose any Confidential Information or Transaction Information on the basis that such disclosure is required prior to taking any action contemplated by the foregoing Standstill Provisions

Notwithstanding anything to the contrary in this letter agreement, nothing herein shall prohibit you from making confidential offers or proposals to the Chief Executive Officer or the board of directors of the Company; provided that any such offer or proposal is made in a manner that would not reasonably be expected to require either party to make any public disclosure thereof under applicable Law.

Notwithstanding anything in this letter agreement to the contrary, nothing in this letter agreement shall prohibit (i) an independent investment advisor, trustee or administrator or an employee benefit, pension or similar plan established for the benefit of current or former employees of you or any of its affiliates from acquiring, holding or selling any securities of the Company (provided that such transactions are not effected to avoid the Standstill Provisions), (ii) individual directors, officers or employees of you or its subsidiaries from purchasing securities of the Company (provided that such acquisitions are effected in their individual capacities and not on behalf of or at the direction of, you or any of its subsidiaries) or (iii) you from acquiring or offering to acquire, directly or indirectly, any company (other than the Company) or business unit (other than any business unit of the Company) that beneficially owns securities of the Company prior to the date of such offer or acquisition.

15.       During the period beginning on the Effective Date and ending on the earlier of (a) the date that you and the Company enter into a final definitive agreement in respect of a Transaction and (b) 11:59 p.m. (ET) on May 6, 2020 (the “Exclusivity Period”), the Company hereby agrees that it and its Representatives will not: (i) initiate contact with, solicit, encourage or disclose, directly or indirectly, any information concerning Portola to, (ii) afford any access to the personnel, offices, facilities, properties, books and records of Portola to, or (iii) enter into any discussion, negotiation, understanding, agreement or arrangement with, in each case of clause (i) through (iii), any person (other than you and your Representatives) in connection with any Transaction Proposal. For purposes of this letter agreement, a “Transaction Proposal” means any inquiry, proposal, indication of interest or offer from any third party relating to, or that would reasonably be expected to lead to: (A) a transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than 15% of the outstanding common stock or other equity securities of Portola Pharmaceuticals, Inc. (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Portola Pharmaceuticals, Inc., including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or similar transaction involving Portola Pharmaceuticals, Inc.; (B) any transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Portola Pharmaceuticals, Inc. and any entity surviving any merger or combination including any of them) of the Company representing 15% or more of the total revenues, net income or assets (in each case, on a consolidated basis) of the Company, taken as a whole; (C) other than transactions that have been publicly disclosed by the Company prior to the date hereof, any disposition of assets representing 15% or more of the total revenues, net income or assets (in each case, on a consolidated basis) of the Company, taken as a whole; or (D) any other business combination or similar transaction (including by stock purchase, merger, consolidation, tender offer, share exchange or similar transaction) that would reasonably be expected to prevent or materially delay a potential transaction between the parties.  Except as permitted under the last sentence of this section 15, during the Exclusivity Period, the Company shall, and shall cause each of its Representatives to, immediately cease and suspend any existing activities, discussions or negotiations with any person (other than you and your Representatives) conducted heretofore with respect to any Transaction Proposal.  Promptly following its execution and delivery of this letter agreement, the Company shall use its reasonable best efforts to cause access to non-public information and documents with respect to the Company in connection with any Transaction Proposal to be restricted solely to you and your Representatives and the Company and its Representatives.  As of the date hereof, the Company hereby represents that neither it nor any of its affiliates are bound by any other agreement relating to a Transaction Proposal and that the execution of this letter agreement does not and will not violate any agreement by which the Company is bound or to which any of its assets are subject.

16.       During the Exclusivity Period: (a) you and the Company agree that each party and its respective Representatives will negotiate in good faith with respect to a Transaction and will use their respective good faith efforts to negotiate a definitive transaction agreement and publicly announce a Transaction at or prior to the conclusion of the Exclusivity Period; and (b) the Company will use good faith efforts to afford you and your Representatives reasonable access to information and materials regarding the Company and its businesses that are reasonably requested by you or your Representatives in order to facilitate your evaluation of a Transaction.

17.       You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information.  The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.  The parties (a) share a common legal and commercial interest in such Confidential

Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates.

18.       It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  No provision of this letter agreement can be waived, amended or otherwise modified except by means of a written instrument that is validly executed on behalf of both of the parties and that refers specifically to the particular provision or provisions being waived, amended or otherwise modified; provided, that this letter agreement shall not be subsequently limited or amended by any “clickthrough” agreement relating to the confidentiality of the Confidential Information agreed to by you or your Representatives in connection with your or their access to any data site maintained in connection with a Transaction (and no such terms or conditions of use or confidentiality or non-disclosure provision related to the confidentiality or use of the Confidential Information required to be acknowledged to access any such data site will be considered binding on you or any of your Representatives).

19.       You agree that the Company would be irreparably injured by a breach of this letter agreement and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this letter agreement is breached.  Therefore, you agree to the granting of specific performance of this letter agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach, without proof of actual damages.  You further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.  Such remedy shall not be deemed to be the exclusive remedy of the Company in the event that this letter agreement is breached, but shall be in addition to all other remedies available at law or equity.

20.       The Company acknowledges that you and your affiliates may have present or future interests in technologies that are similar to, and in some instances may compete with, the Company’s present or future products, programs, technologies, services or processes, and that you and your affiliates may have in your possession or may acquire in the future confidential information of its own or belonging to third parties relating to such technologies.  Subject to your and your Representatives’ obligations hereunder with respect to Confidential Information, nothing in this letter agreement shall be construed as prohibiting or restricting you or your affiliates from (a) using such confidential information for any purpose or (b) developing, acquiring, and/or marketing products, programs, technologies, services or processes, which are similar to, or competitive in any geographic area and in any form with, the Company’s present or future products, programs, technologies, services or processes.

21.       This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof.

22.       If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

23.       This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  Each party irrevocably submits to (a) the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Court of Chancery”), or in the event that the Court of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against you, and (b) the exclusive venue of such suit, action or proceeding in the Court of Chancery, or in the event that the Court of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the Court of Chancery or, if applicable, any other state or federal court of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

24.       For purposes of this letter agreement: (a) the term “Representatives” means (x) the directors, officers, employees, investment professionals, debt financing sources (but only after providing the Company with prior written notice thereof), agents, affiliates, partners, advisors, or representatives (including attorneys, accountants, consultants and financial advisors) of a party and of its affiliates, and (y) only from and after such time as the Company consents in writing in its sole discretion, potential sources of equity financing to you; (b) the term “affiliate” means, when used with respect to any party, (x) a person or entity that is directly or indirectly controlled by such party, (y) a person or entity of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (z) a person or entity of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; (c) the term “control” means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise; and (d) the term “person” shall be broadly interpreted to include a natural person, the internet, the media and any corporation, partnership, group, or other entity.  For the avoidance of doubt, (i) without the Company’s prior written consent, you agree that you will not, directly or indirectly, disclose any Confidential or Transaction Information to any potential source of equity financing to you, and (ii) without prior written notice to the Company, you will not, directly or indirectly, disclose any Confidential Information or Transaction Information to any potential source of debt financing to you; provided, further, you will not, directly or indirectly, enter into any agreement, arrangement or understanding with any debt financing source that would restrict such person from acting as a debt financing source to any other person.

25.       By making Confidential Information or other information available to you or your Representatives, the Company is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.  The term of this Agreement shall begin on the date of this letter agreement and end on the two year anniversary thereof.

26.       This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.  Signatures to this letter agreement transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Portola Pharmaceuticals, Inc.

			By:	/s/ John B. Moriarty
				Name:	John B. Moriarty
				Title:	Executive Vice President and General Counsel

Alexion Pharmaceuticals, Inc.:

By:	/s/ Aradhana Sarin
	Name:	Aradhana Sarin
	Title:	Chief Financial Officer

[Signature Page to Letter Agreement]